Exhibit 10.2
Execution Version

TWELFTH AMENDMENT TO REIMBURSEMENT AGREEMENT

THIS TWELFTH AMENDMENT TO REIMBURSEMENT AGREEMENT, dated as of March 19, 2014 (this “Amendment”), to the Existing Reimbursement Agreement (as defined below) is made by PPL ENERGY SUPPLY, LLC, a Delaware limited liability company (the “Account Party”), and certain of the Lenders (such capitalized term and other capitalized terms used in this preamble and the recitals below to have the meanings set forth in, or are defined by reference in, Article I below).

W I T N E S S E T H:

WHEREAS, the Account Party, the Lenders and The Bank of Nova Scotia, as the Issuer and as Administrative Agent, are all parties to the Reimbursement Agreement, dated as of March 31, 2005 (as amended or otherwise modified prior to the date hereof, the “Existing Reimbursement Agreement”, and as amended by this Amendment and as the same may be further amended, supplemented, amended and restated or otherwise modified from time to time, the “Reimbursement Agreement”); and

WHEREAS, the Account Party has requested that the Lenders amend certain provisions of the Existing Reimbursement Agreement and the Lenders are willing to modify the Existing Reimbursement Agreement on the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, the parties hereto hereby covenant and agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.1.  Certain Definitions.  The following terms when used in this Amendment shall have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

“Account Party” is defined in the preamble.

“Amendment” is defined in the preamble.

“Existing Reimbursement Agreement” is defined in the first recital.

“Reimbursement Agreement” is defined in the first recital.

SECTION 1.2.  Other Definitions.  Terms for which meanings are provided in the Existing Reimbursement Agreement are, unless otherwise defined herein or the context otherwise requires, used in this Amendment with such meanings.

ARTICLE II
AMENDMENTS TO THE EXISTING REIMBURSEMENT AGREEMENT

Effective as of the date hereof, but subject to the satisfaction of the conditions in Article III, the provisions referred to below of the Existing Reimbursement Agreement are hereby amended in accordance with this Article II.

SECTION 2.1.  Article I.  Article I of the Existing Reimbursement Agreement is hereby amended in accordance with Sections 2.1.1 through 2.1.2

SECTION 2.1.1.  Section 1.1 of the Existing Reimbursement Agreement is hereby amended by amending and restating the definitions of  “Applicable Commitment Fee Margin,” “Applicable Letter of Credit Margin,” “Base Rate,” “Cash Collateralize,” “Letter of Credit Commitment Amount” and “Stated Maturity Date” in their entirety and by adding new definitions for “Canadian Dollars,” “Dollar Equivalent,” “London Interbank Offered Rate,” “Revaluation Date,” “Spot Rate” and “Twelfth Amendment Effective Date”, in each case as follows:

“Applicable Commitment Fee Margin” means 0.125% per annum.

“Applicable Letter of Credit Margin” means 0.75% per annum.

“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate for such day , (b) the sum of 0.50% plus the Federal Funds Rate for such day and (c) the sum of 1.00% plus the London Interbank Offered Rate as in effect on such day (or, if such day is not a Business Day, on the preceding Business Day).

“Canadian Dollar Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in Canadian Dollars as determined by the Administrative Agent or the Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Canadian Dollars with Dollars.

“Canadian Dollars” means lawful money of Canada.

“Cash Collateralize” means, with respect to a Letter of Credit, the deposit of immediately available funds into a cash collateral account maintained with (or on behalf of) the Administrative Agent on terms reasonably satisfactory to the Administrative Agent. Unless otherwise specifically stated herein, Cash Collateral shall be in an amount equal to the Dollar Equivalent of the Stated Amount of such Letter of Credit.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in Canadian Dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with Canadian Dollars.

“Letter of Credit Commitment Amount” means a maximum amount of $150,000,000.

“London Interbank Offered Rate” means, for any amount owing hereunder on any date, the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which Dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Administrative Agent which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which Dollar deposits are offered by leading banks in the London interbank deposit market (for purposes of this definition, an “Alternate Source”), at approximately 11:00 a.m., London time, on such date as the London interbank offered rate for Dollars for an amount comparable to such amount owing and having a borrowing date of such day and a maturity thirty days thereafter (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error)).

“Revaluation Date” means with respect to any Letter of Credit, each of the following:  (i) each date of issuance of a Letter of Credit denominated in Canadian Dollars, (ii) each date of an amendment of any Letter of Credit denominated in Canadian Dollars having the effect of increasing the amount thereof, (iii) each date of any payment by the Issuer under any Letter of Credit denominated in Canadian Dollars, and (iv) such additional dates as the Administrative Agent or the Issuer shall reasonably determine; provided, that such additional dates shall not occur more frequently than monthly unless (x) the Administrative Agent or the Issuer, as applicable, shall have consulted with the Account Party with respect thereto, and (y) the Administrative Agent or the Issuer, as applicable, shall have determined that the Spot Rate as of such date would differ by more than 5% from the previously-determined Spot Rate.

“Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Administrative Agent as the spot rate for the purchase by the Administrative Agent of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the Administrative Agent may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in Canadian Dollars.

“Stated Maturity Date” means March 19, 2015.

“Twelfth Amendment Effective Date” means March 19, 2014.

SECTION 2.1.2.  Article I of the Existing Reimbursement Agreement is hereby amended by adding new Sections 1.6 and 1.7 thereto as follows:

“SECTION 1.6  Exchange Rates; Currency Equivalents.

(a)           The Administrative Agent or the Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Letters of Credit and Reimbursement Obligations denominated in Canadian Dollars.  Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.  Except for purposes of financial statements delivered hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the Issuer, as applicable.

(b)           Wherever in this Agreement in connection the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in Canadian Dollars, such amount shall be the relevant Canadian Dollar Equivalent of such Dollar amount (rounded to the nearest one cent, with 0.5 of a cent being rounded upward), as determined by the Administrative Agent or the Issuer, as the case may be.

SECTION 1.7  Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time.”

SECTION 2.2.  Amendments to Article II.  Article II of the Existing Reimbursement Agreement is hereby amended in accordance with Sections 2.2.1 through 2.2.5.

SECTION 2.2.1.  Section 2.1 of the Existing Reimbursement Agreement is hereby amended by adding the following sentence at the end of such section: “Letters of Credit shall be denominated in Dollars or, if specifically requested by the Account Party, in Canadian Dollars.”

SECTION 2.2.2.  Section 2.3.1 of the Existing Reimbursement Agreement is hereby amended by adding the following sentence at the end of such section: “In the case of any Letter of Credit denominated in Canadian Dollars for which the Account Party has failed to reimburse the Issuer, the Lenders’ reimbursements of the Issuer shall be denominated in Dollars (and the Issuer shall notify the Lenders of the Dollar Equivalent of the amount of such reimbursement).”

SECTION 2.2.3.  Section 2.3.2 of the Existing Reimbursement Agreement is hereby amended by adding the following paragraph at the end of such section:

“In the case of a Letter of Credit denominated in Canadian Dollars, the Account Party shall reimburse the Issuer in Canadian Dollars, except that any drawing under any such Letter of Credit shall be reimbursed in Dollars if (A) the Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, (B) the Account Party shall have failed to reimburse the Issuer for a Disbursement on the date required pursuant to the foregoing paragraph or (C) in the absence of any such requirement for reimbursement in Dollars, the Account Party shall have notified the Issuer promptly following receipt of the notice of drawing that the Account Party will reimburse the Issuer in Dollars.  In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in Canadian Dollars, the Issuer shall notify the Account Party of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof.  In the event that (A) a drawing denominated in Canadian Dollars is to be reimbursed in Dollars pursuant to the foregoing sentence and (B) the Dollar amount paid by the Account Party (or reimbursed by the Lenders pursuant to Section 2.3.1), whether on or after the date required for payment thereof, shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in Canadian Dollars equal to the drawing, the Account Party agrees, as a separate and independent obligation, to indemnify the Issuer for the loss resulting from its inability on that date to purchase Canadian Dollars in the full amount of the drawing.”

SECTION 2.2.4.  Section 2.3.5 of the Existing Reimbursement Agreement is hereby amended by deleting the word “or” at the end of clause (d) thereof, by replacing the period at the end of clause (e) thereof with a semicolon followed by the word “or” and by adding a new clause (f) thereto as follows:

“(f)           any adverse change in the relevant exchange rates or in the availability of Canadian Dollars to the Account Party or in the relevant currency markets generally.”

SECTION 2.2.5.  Section 2.5 of the Existing Reimbursement Agreement is hereby amended and restated in its entirety as follows:

“SECTION 2.5  Cash Collateral.  If for any reason at any time the aggregate amount of all Letter of Credit Outstandings exceeds 105% of the Letter of Credit Commitment Amount then in effect, the Account Party shall immediately repay Reimbursement Obligations and/or Cash Collateralize the Letter of Credit Outstandings in an amount sufficient to cause the Letter of Credit Outstandings not to exceed the sum of the Letter of Credit Commitment Amount plus the aggregate amount of Cash Collateral then held by the Administrative Agent.  If on any date on which the sum of the Letter of Credit Commitment Amount plus the aggregate amount of Cash Collateral then held by the Administrative Agent is greater than the Letter of Credit Outstandings, the Account Party shall be permitted to request that the Administrative Agent return (and the Administrative Agent agrees promptly to return) Cash Collateral to the Account Party in an amount not to exceed such excess.”

SECTION 2.3.  Amendment to Article III.  Section 3.2.2 of the Existing Reimbursement Agreement is hereby amended by adding the words “the Dollar Equivalent of” immediately prior to the words “the Stated Amount” therein.

SECTION 2.4.  Amendment to Article V.  Article V of the Existing Reimbursement Agreement is hereby amended by adding a new Section 5.2.4 thereto as follows:

“SECTION 5.2.4  Canadian Dollars.  In the case of a Credit Extension to be denominated in Canadian Dollars, there shall not have occurred any change in national or international financial, political or economic conditions, applicable law, currency exchange rates, exchange controls or the Issuer’s internal policies which in the reasonable opinion of the Administrative Agent or the Issuer would make it impracticable, illegal or impossible for such Credit Extension to be denominated in Canadian Dollars.”

SECTION 2.5.  Amendments to Article VI.  Article VI of the Existing Reimbursement Agreement is hereby amended in accordance with Sections 2.5.1 through 2.5.3.

SECTION 2.5.1.  Section 6.4 of the Existing Reimbursement Agreement is hereby amended by deleting each instance of the dates “December 31, 2007” and “December 31, 2005” in clauses (a) and (b) thereof and inserting the date “December 31, 2013” in lieu thereof.

SECTION 2.5.2.  Section 6.6 of the Existing Reimbursement Agreement is hereby amended and restated in its entirety as follows:

“SECTION 6.6.  Litigation.  Except as disclosed in or contemplated by the Account Party’s Form 10-K Report to the SEC for the year ended December 31, 2013 or any subsequent Form 10-Q or 8-K Report filed by the Account Party prior to the Twelfth Amendment Effective Date, or as furnished in writing to the Administrative Agent prior to the Twelfth Amendment Effective Date, no litigation, arbitration or administrative proceeding against the Account Party is pending or, to the Account Party’s knowledge, threatened, which, if adversely determined, would materially and adversely affect the ability of the Account Party to perform any of its obligations under this Agreement or the other Loan Documents. There is no litigation, arbitration or administrative proceeding pending or, to the knowledge of the Account Party, threatened which questions the validity of this Agreement or the other Loan Documents to which it is a party.”

SECTION 2.5.3.  Section 6.18 of the Existing Reimbursement Agreement is hereby amended by deleting references to “2007” therein and inserting references to “2013” in lieu thereof.

SECTION 2.6.  Amendment to Article VIII.  Section 8.1.7 of the Existing Reimbursement Agreement is hereby amended by deleting “$25,000,000” therein and inserting “$50,000,000” in lieu thereof.

SECTION 2.7.  Amendment to Article X.  Article X of the Existing Reimbursement Agreement is hereby amended by adding a new Section 10.17 thereto as follows:

“SECTION 10.17  Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of the Account Party in respect of any such sum due from it to the Administrative Agent, the Issuer or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent, the Issuer or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent, the Issuer or any Lender from the Account Party in the Agreement Currency, the Account Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent, the Issuer or such Lender, as the case may be, against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent, the Issuer or any Lender in such currency, the Administrative Agent, the Issuer or such Lender, as the case may be, agrees to return the amount of any excess to the Account Party (or to any other Person who may be entitled thereto under applicable law).

ARTICLE III
CONDITIONS TO EFFECTIVENESS

This Amendment and the amendments contained herein shall become effective as of the date hereof when each of the conditions set forth in this Article III shall have been fulfilled to the satisfaction of the Administrative Agent.

SECTION 3.1.  Counterparts.  The Administrative Agent shall have received counterparts hereof executed on behalf of the Account Party and the each of the Lenders.

SECTION 3.2.  Costs and Expenses, etc.  The Administrative Agent shall have received for the account of each Lender, all fees, costs and expenses due and payable pursuant to Section 10.3 of the Reimbursement Agreement, if then invoiced.

SECTION 3.3.  Resolutions, etc.  The Administrative Agent shall have received from the Account Party (i) a copy of a good standing certificate, dated a date reasonably close to the date hereof and (ii) a certificate, dated as of the date hereof, duly executed and delivered by any vice president, the controller, the treasurer, the assistant treasurer, secretary or assistant secretary of the Account Party as to

(a)  resolutions of the Account Party’s Board of Managers then in full force and effect authorizing the execution, delivery and performance of this Amendment and the transactions contemplated hereby;

(b)  the incumbency and signatures of those of its officers authorized to act with respect to this Amendment; and

(c)  the full force and validity of each Organic Document of the Account Party and copies thereof;

upon which certificates the Administrative Agent and all Lenders may conclusively rely until it shall have received a further certificate of any such officer of the Account Party canceling or amending such prior certificate.

SECTION 3.4.  Opinion of Counsel.  The Administrative Agent shall have received an opinion, dated the date hereof and addressed to the Administrative Agent and all Lenders, from counsel to the Account Party, in form and substance satisfactory to the Administrative Agent.

SECTION 3.5.  Satisfactory Legal Form.  The Administrative Agent and its counsel shall have received all information, and such counterpart originals or such certified or other copies of such materials, as the Administrative Agent or its counsel may reasonably request, and all legal matters incident to the effectiveness of this Amendment shall be satisfactory to the Administrative Agent and its counsel.  All documents executed or submitted pursuant hereto or in connection herewith shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

ARTICLE IV
MISCELLANEOUS

SECTION 4.1.  Cross-References.  References in this Amendment to any Article or Section are, unless otherwise specified, to such Article or Section of this Amendment.

SECTION 4.2.  Loan Document Pursuant to Existing Reimbursement Agreement.  This Amendment is a Loan Document executed pursuant to the Existing Reimbursement Agreement and shall (unless otherwise expressly indicated therein) be construed, administered and applied in accordance with all of the terms and provisions of the Existing Reimbursement Agreement, as amended hereby, including Article X thereof.

SECTION 4.3.  Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 4.4.  Counterparts.  This Amendment may be executed by the parties hereto in several counterparts, each of which when executed and delivered shall be an original and all of which shall constitute together but one and the same agreement.  Delivery of an executed counterpart of a signature page to this Amendment by facsimile shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 4.5.  Governing Law.  THIS AMENDMENT WILL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

SECTION 4.6.  Full Force and Effect; Limited Amendment.  Except as expressly amended hereby, all of the representations, warranties, terms, covenants, conditions and other provisions of the Existing Reimbursement Agreement and the Loan Documents shall remain unchanged and shall continue to be, and shall remain, in full force and effect in accordance with their respective terms.  The amendments set forth herein shall be limited precisely as provided for herein to the provisions expressly amended herein and shall not be deemed to be an amendment to, waiver of, consent to or modification of any other term or provision of the Existing Reimbursement Agreement or any other Loan Document or of any transaction or further or future action on the part of any Obligor which would require the consent of the Lenders under the Existing Reimbursement Agreement or any of the Loan Documents.

SECTION 4.7.  Representations and Warranties.  In order to induce the Lenders to execute and deliver this Amendment, the Account Party hereby represents and warrants to the Lenders, on the date this Amendment becomes effective pursuant to Article III, that both before and after giving effect to this Amendment, all statements set forth in clauses (a) and (b) of Section 5.2.1 of the Reimbursement Agreement are true and correct as of such date, except to the extent that any such statement expressly relates to an earlier date (in which case such statement was true and correct on and as of such earlier date).

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first above written.

PPL ENERGY SUPPLY, LLC

By:	/s/ Russell R. Clelland
Title: Assistant Treasurer

THE BANK OF NOVA SCOTIA

By:	/s/ James R. Trimble
Title: Managing Director